Exhibit 99

FOR IMMEDIATE RELEASE

February 8, 2012

THE EASTERN COMPANY REPORTS RESULTS
FOR THE FOURTH QUARTER AND TWELVE MONTHS OF 2011

Naugatuck, CT–The Eastern Company (NASDAQ-EML) today announced the results of its operations for the fourth quarter and twelve months of 2011. Sales for the quarter were $38.1 million, compared to $32.6 million for the same period in 2010, a 17% increase. Net income for the fourth quarter was $1.5 million or $0.24 per diluted share compared to the $1.6 million or $0.26 per diluted share that was reported in the fourth quarter of 2010.

For the twelve months of 2011 net sales were $142.9 million compared to $130.1 million in 2010, a 10% increase. Net income for the year 2011 was $5.5 million or $0.89 per diluted share, compared to $5.5 million or $0.90 per diluted share for the same period in 2010.

Leonard F. Leganza, Chairman, President and CEO stated, “As we had noted in our earlier reports, 2011 earnings results were impacted by several factors such as the lower than expected sales to the military market as a result of reduced government defense spending, the start-up costs we incurred to establish our new composite panel manufacturing facility in Ontario, Canada, slower than we anticipated sales of new products for the commercial laundry industry as well as overall pressure on our margins caused by cost increases. In addition, in December of 2011, we made what we believe was a prudent decision to make a discretionary contribution to the company’s pension plan in order to take advantage of the current low interest rate environment and improve the funding of the plan. This decision, which will favorably impact future periods, had a negative impact on the Company’s net income in the fourth quarter and twelve month periods when compared to 2010.”

Mr. Leganza continued, “Sales in both the fourth quarter and twelve month periods improved over sales in the comparable periods in 2010. We are, however, continuing to experience softness in some of the many diverse markets we serve. Overall, however, we are pleased with the financial results for 2011 and are optimistic that our operations will continue to grow throughout 2012. We anticipate growth in the Industrial Hardware segment as a result of our sales of lightweight composite panels for use in the electronic white board industry, a line of vent products for use in the Class 8 truck and other potential markets as well as increased sales of hardware products for the military market. The Security Products segment should improve through increased marketing efforts for new products, such as Flashcash, Digicoin and Pinmate, focused on the commercial laundry market; and in the Metal Products segment as a result of sales of malleable and ductile iron products for the mining and jobbing markets.

Despite the current uncertain state of worldwide economic conditions that continue to impact some of our market segments, we remain very positive about our future. Our strong financial condition provides us the resources we need to invest in our product development initiatives, provide for capital expenditures where needed and to continue our dividend policy.”

Mr. Leganza concluded, “As an indication of our confidence in our future performance, this morning the Board of Directors voted to increase the quarterly dividend by 11% to 0.10 cents per share effective in the first quarter of 2012.”

The Eastern Company is a 153-year-old manufacturer of industrial hardware, security products and metal castings.  It operates from ten locations in the U.S., Canada, Mexico, Taiwan and China.  The diversity of the Company’s products helps it to respond to the changing requirements of a broad array of markets.

Forward-Looking Statements: Information in this news release contains statements which reflect the Company’s current expectations regarding its future operating performance and achievements.  Actual results may differ due to the many economic uncertainties that affect the Company’s business environment.  Further information about the potential factors which could affect the Company’s financial results is included in the Company’s reports and filings with the Securities and Exchange Commission.  The Company is not obligated to update or revise the aforementioned statements for those new developments.

Contact:                 Leonard F. Leganza or John L. Sullivan III
(203) 729-2255

Statement of Consolidated Income (unaudited)

THE EASTERN COMPANY (NASDAQ - EML)

	THREE Months Ended		TWELVE Months Ended

	13 wks	13 wks	52 wks	52 wks
	Dec. 31, 2011	Jan. 1, 2011	Dec. 31, 2011	Jan. 1, 2011
Net Sales	$ 38,057,309	$ 32,639,459	$142,856,049	$130,130,360

Net Income After Tax	1,464,016	1,632,728	5,504,930	5,543,005

Net Income Per Share:
Basic	$ 0.24	$ 0.27	$ 0.89	$ 0.91
Diluted	$ 0.24	$ 0.26	$ 0.89	$ 0.90

Weighted average
shares outstandings:
Basic	6,212,875	6,147,473	6,178,664	6,104,711
Diluted	6,230,722	6,204,147	6,216,193	6,192,019